EX-99.B-77Q1

SUB-ITEM 77Q1(a)-5: AMENDMENT TO AMENDED AND RESTATED DECLARATION OF TRUST OF IVY FUNDS:

                                    IVY FUND

                             Ivy Money Market Fund
                Redesignation of Shares of Beneficial Interest,
                             No Par Value Per Share

     The undersigned, being at least a majority of the Trustees of Ivy Fund (the "Trust"), a voluntary association organized under an Agreement and Declaration of Trust dated December 21, 1983, as amended and restated December 10, 1992 (the "Declaration of Trust"), a copy of which document is on file in the office of the Secretary of the Commonwealth of Massachusetts, do hereby redesignate the shares of beneficial interest of pursuant to Article III of the Declaration of
Trust:

     (1) having previously divided the shares of beneficial interest into fifteen separate series of the Trust, including one series designated as Ivy Money Market Fund (the "Fund"), the series of shares previously designated as "Ivy Money Market Fund" shall hereby be redesignated as "Ivy Cash Reserves Fund"; and

     (2) having previously established and designated an unlimited number of authorized and unissued shares of beneficial interest of the Trust as "Ivy Money Market Fund - Class A," "Ivy Money Market Fund - Class B" and "Ivy Money Market Fund - Class C," (a) the shares of beneficial interest previously designated as "Ivy Money Market Fund - Class A" shall hereby be redesignated as shares of beneficial interest of "Ivy Cash Reserves Fund - Class A" (the "Class A Shares"), (b) the shares of beneficial interest previously designated as "Ivy Money Market Fund
          - Class B" shall hereby be redesignated as shares of beneficial interest of "Ivy Cash Reserves Fund - Class B" (the "Class B Shares"), and (c) the shares of beneficial interest previously designated as "Ivy Money Market Fund - Class C" shall hereby be redesignated as shares of beneficial interest of "Ivy Cash Reserves Fund - Class C" (the "Class C Shares").

     The undersigned hereby determine that the foregoing shall constitute an Amendment to the Declaration of Trust, effective as of June 16, 2003, and that the officers of the Trust are authorized to file such Amendment to the Declaration of Trust in the offices of the Commonwealth of Massachusetts.

Dated:    May 27, 2003

/s/Jarold W. Boettcher               /s/Eleanor B. Schwartz
-----------------------              --------------------------
Jarold W. Boettcher, as Trustee      Eleanor B. Schwartz, as Trustee

/s/James D. Gressett                 /s/Michael G. Smith
----------------------               -----------------------
James D. Gressett, as Trustee        Michael G. Smith, as Trustee

/s/Joseph Harroz, Jr.                /s/Edward M. Tighe
-----------------------              ---------------------
Joseph Harroz, Jr., as Trustee       Edward M. Tighe, as Trustee

/s/Henry J. Herrmann                 /s/Keith A. Tucker
---------------------                -----------------------
Henry J. Herrmann, as Trustee        Keith A. Tucker, as Trustee

/s/Glendon E. Johnson, Jr.
---------------------------
Glendon E. Johnson, Jr., as Trustee